Exhibit 99.2

INTRA-CELLULAR THERAPIES ANNOUNCES APPOINTMENT OF SANJEEV NARULA AS CHIEF FINANCIAL OFFICER

NEW YORK, August 7, 2024 /GLOBE NEWSWIRE/ — Intra-Cellular Therapies, Inc. (Nasdaq: ITCI), a biopharmaceutical company focused on the development and commercialization of therapeutics for central nervous system (CNS) disorders, today announced that Sanjeev Narula will join the Company on August 12, 2024 and will serve as Executive Vice President, Chief Financial Officer. Mr. Narula will report to Dr. Sharon Mates, ITCI’s Chairman and Chief Executive Officer. Lawrence Hineline, who currently serves as Chief Financial Officer, will retire on the same date but will continue to serve as a consultant to the Company for a period of time to ensure a smooth transition.

“I am excited to welcome Mr. Narula as our Chief Financial Officer. Sanjeev’s extensive strategic, financial and operational experience in large commercial stage pharmaceutical companies make him a tremendous addition to the ITCI leadership team as the Company continues its rapid growth,” said Sharon Mates, Ph.D., Chairman and Chief Executive Officer of Intra-Cellular Therapies, Inc.

Mr. Narula joins ITCI with significant experience as a finance leader in the pharmaceutical industry. He most recently served as the Chief Financial Officer of Viatris which he joined in 2020 when the company was formed through the combination of Mylan and Upjohn, a division of Pfizer. Prior to Viatris, he served as Chief Financial Officer at Upjohn, overseeing finance, procurement and business technology for all functions of the business. Sanjeev held several other financial leadership positions during his 16 years at Pfizer, including Chief Financial Officer for its Essential Health Business and Chief Financial Officer of the Primary Care Business Unit, the largest commercial division at the time. Previously, Mr. Narula held various financial and operational leadership positions at American Express and Xerox India. Sanjeev received his bachelor’s degree in commerce (honors) from Delhi University and his Chartered Accountant degree from The Institute of Chartered Accountants of India.

“I am deeply honored to join the leadership team at Intra-Cellular Therapies as the Company’s Chief Financial Officer and look forward to contributing to ITCI’s growth strategy, as it continues to build on CAPLYTA’s commercial success and advance its exciting pipeline,” said Mr. Narula.

About Intra-Cellular Therapies

Intra-Cellular Therapies is a biopharmaceutical company founded on Nobel prize-winning research that allows us to understand how therapies affect the inner-workings of cells in the body. The company leverages this intracellular approach to develop innovative treatments for people living with complex psychiatric and neurologic diseases. For more information, please visit www.intracellulartherapies.com.

Contact:

Intra-Cellular Therapies, Inc.

Juan Sanchez, M.D.

Vice President, Corporate Communications and Investor Relations

646-440-9333

Burns McClellan, Inc.

Cameron Radinovic

cradinovic@burnsmc.com

212-213-0006